THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) NOR REGISTERED UNDER ANY STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144, UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

This Agreement for the Exchange of Common Stock (hereinafter referred to as the “Agreement”) is made 24th day of April, 2015, by and between NORTH AMERICAN ENERGY RESOURCES, INC., a Nevada corporation, (the “Issuer”), which is a fully reporting issuer with the Securities and Exchange Commission (“SEC”) and publicly traded on the OTC Pinks (Ticker: NAEYD); KSIX MEDIA, INC., a Nevada corporation (the “Company”); and the SHAREHOLDERS OF THE COMPANY listed in Exhibit “A” (hereinafter referred to as the “Shareholders”). The Issuer, Company, and Shareholders are hereinafter referred to collectively as the “Parties”.

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1.	TERMS.

Subject to the terms and conditions of this Agreement, the Issuer, Company and the Shareholders agree to and confirm the following:

(a)	the consummation of the share exchange and the delivery of proceeds in conjunction with the transactions contemplated by this Agreement shall be complete on or before April 30, 2015 (the “Closing”) by that date the Parties shall have delivered of all documents required to be delivered by each Issuer and the Company to the other. In the event this transaction has not closed on or before May 31, 2015, this Agreement shall become hull and void, unless extended by mutual written consent of the Parties. The Closing is subject to the completion of due diligence by both Parties to this agreement;

(b)	the total capital stock of the Issuer before the consummation of this Agreement was no shares of preferred stock issued and outstanding AND Three Million, One Hundred and Fifteen Thousand (3,115,000) shares of common stock, par value $0,001, issued and outstanding;

(c)	the total capital stock of the Company before the consummation of this Agreement was Five Million shares of preferred stock issued and outstanding AND Twenty-Two Million and Six Hundred Thousand (22,600,000) of common stock, par value $0,001, issued and outstanding, issued and outstanding, held by five (5) shareholders of record;

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(d)	the Issuer at Closing shall issue to the Shareholders, Twenty-Eight Million (28,000,000) shares of common stock of Issuer, $.001 par value (according to the “Exchange Table and Delivery Overview” as outlined in Exhibit “A”), in exchange for 100% of the issued and outstanding common stock of Company (the “Exchange Stock”), such that Company shall be acquired by the Issuer and shall become a wholly-owned subsidiary of the Issuer;

(e)	At Closing, the Five Million (5,000,000) shares of Preferred Stock issued and outstanding by the Company shall be tendered for cancellation to the treasury of the Company;

(f)	the full net effect and purpose of this Agreement is to issue to the Shareholders approximately 1.238938 shares of the Common Stock of the Issuer for every 1 share of Common Stock of the Company that each of the Shareholders own and control (see Exhibit “A”), and make the Company upon execution and closing of this Agreement, a wholly-owned subsidiary of the Issuer;

(g)	upon consummation of this Agreement, the Issuer’s capital stock shall be made up of no shares of preferred stock issued and outstanding AND Thirty-One Million, One Hundred and Fifteen Thousand (31,115,000) of common stock, par value $0,001, issued and outstanding;

(h)	the Issuer shall execute any and all documentation to reflect the intent of the Parties that the Company shall be retained as a wholly owned subsidiary of the Issuer.

(i)	this transaction is subject to delivery by the Issuer, Company, and Shareholders of all required documents pre and post closing to effectuate the transaction;

(j)	the Issuer and Company shall take all necessary corporate actions so that at closing, all actions required of Issuer will be in accordance with the Bylaws of Issuer;

(k)	It is intended that the transaction underlying this Agreement to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. However, both parties recognize that in the event the transaction underlying this Agreement does not qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, each party is separately responsible for any tax consequences and indemnifies and holds harmless the other party from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, resulting from the that parties failure to pay their tax liability for this transaction;

(l)	All Parties to this Agreement agree to utilize the escrow services of John Dolkart, Jr. Esq., a California based attorney for the consummation of the transaction contemplated by this Agreement (the “Escrow Agent”) pursuant to a separate, but mutually approved and executed, escrow agreement.

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2.	REPRESENTATIONS OF ISSUER.

The Issuer is in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada.

(a)	Organization. The Issuer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and it has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the incorporators, directors, and stockholders of Issuer have been valid and in accordance with the laws of the State of Nevada. The Issuer was organized in the State of Nevada on August 22, 2006.

(b)	Capital. The authorized capital stock of Issuer consists of 100,000,000 shares of preferred stock, $.001 par value of which no shares are issued and outstanding and 100,000,000 shares of common stock, $.001 par value, of which, as the date of this Agreement, Three Million, One Hundred Fifteen Thousand (3,115,000) are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of pre-emptive rights. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Issuer to issue or to transfer from treasury any additional shares of its common capital stock, except as may be disclosed in the Issuer SEC filings.

(c)	Ability to Carry Out Obligations. The Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

(d)	Full Disclosure. None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

(e)	Contract and Leases. Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer Balance Sheet. No person holds a power of attorney from Issuer.

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(f)	Balance Sheet Liabilities. The Issuer hereby acknowledges and confirms that as of the date of this Agreement and the Closing Date, the only liabilities on the balance sheet of the Issuer shall be $38,000 in accounts payable accrual and notes to two (2) current officers of the Issuer in the aggregate amount of $208,750 which shall be payable equally over four (4) years, the first payment to be one (1) year from the Closing Date, and annually thereafter.

(g)	Compliance with Laws. To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer. To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

(h)	Litigation. Issuer is not and has not been a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits or material claims against the Issuer as of the date of this agreement.

(i)	Conduct of Business. From inception to the date of this Agreement, the Issuer has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

(j)	Documents. All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Nevada.

(k)	Title. At the Closing, the Exchange Stock to be issued to Shareholders as per this Agreement shall be: (i) fully paid; (ii) non-assessable; and (iii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to Shareholders, impair, restrict, or delay Shareholders voting rights with respect to the Issuer Shares.

(l)	SEC Exemption – Upon execution of this Agreement, the Exchange Stock will be issued pursuant to a federal transactional exemption from registration as provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and as such, will contain a restrictive legend which shall state it cannot be resold except under an effective registration statement pursuant to the Securities Act or pursuant to Rule 144.

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(m)	Brokers. Issuer has not retained any broker or finder to which compensation would be due in connection with this transaction.

(n)	Mandatory SEC Filings – The Issuer is a fully reporting issuer under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Issuer files mandatory annual (FYE April 30) and quarterly reports with the SEC pursuant to such same said act. The current principals of the Issuer agree and warrant that they will, even after their resignation from the Issuer as part of the change of control that will result from the execution of this Agreement, assist the new control persons with the preparation and filing of the Form 10-K Annual Report with the SEC in a timely manner.

3.	REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company represents and warrants to Issuer the following:

(a)	Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and it has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the incorporators, directors, and stockholders of Company have been valid and in accordance with the laws of the State of Nevada. The Company was organized in the State of Nevada on November 5, 2014.

(b)	Capital. The authorized capital stock of Company consists of consists of 30,000,000, shares of preferred stock, $.001 par value of which 5,000,000 shares of Preferred Stock are issued and outstanding, and 465,000,000 shares of common stock, $.001 par value, of which Twenty-Two Million, Six Hundred Thousand (22,600,000) are issued and outstanding (the “Company Shares”), held by five (5) shareholders of record. These Company shares are held by the shareholders of the Company as listed in Exhibit “A”. The Company Shares were validly issued and are fully paid, non-assessable and free of pre-emptive rights. At Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

(c)	Wholly-Owned Subsidiary – Upon execution of this Agreement and completion of the transaction contemplated herein, the Company will become a wholly-owned subsidiary of the Issuer.

(d)	Financial Statements. The Company is a private corporation and to date has not prepared any audited financial statements. The Company is the owner of two wholly-owned subsidiaries, KSix, LLC and Blvd Media Group, LLC, both Nevada limited liability companies, which have prepared audited financial statements which will be provided to the Issuer upon closing.

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(e)	Ability to Carry Out Obligations. The Company has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

(f)	Full Disclosure. None of the representations and warranties made by Company herein contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

(g)	Compliance with Laws. Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them. Company has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

(h)	Litigation. The Company is not currently, or at any time since inception of the Company until the execution of this Agreement ben involve in any civil litigation. As stated above in Section 3(e) of this Agreement, the Company is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock.

(i)	Conduct of Business. From inception to the date of this Agreement, the Company has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

(j)	Documents. All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

(k)	Title. The Company Shares to be delivered to Issuer will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of the Company Shares are subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Company Shares, except as provided in this Agreement. Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Company Shares. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the transfer of the Company Shares to Issuer, impair, restrict, or delay Issuer’s voting rights with respect to the Company Shares.

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(l)	Counsel. The Company and the Shareholders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the Company and the Shareholders have not represented either the Issuer or Issuer’s stockholders in any manner whatsoever known to the Company.

(m)	Brokers. Company and/or the Shareholders have not retained any broker or incurred any obligation to pay a commission to any third party.

(n)	Conflicts of Interests of Issuer. The Company and the Shareholders have reviewed and understand the conflicts of interests, if any, between the Issuer, and its officers and directors, if any.

4.	INVESTMENT INTENT.

(a)	Restricted Shares. The Shareholders understands the following: (i) the Exchange Stock has not and will not be registered under the Securities Act of 1933, as amended (“the Act”) or the securities laws of any state, based upon an exemption from such registration requirements pursuant to Section 4(2) of the Act; (ii) the Exchange Stock are and will be “restricted securities”, as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; and (iii) the Exchange Stock may not be sold or otherwise transferred unless exemptions from such registration provisions are available with respect to said resale or transfer or the shares have been registered under the Act.

(b)	Transferability. The Shareholders will not sell or otherwise transfer any of the Exchange Stocks, any interest therein unless and until: (i) the Exchange Stock shall have first been registered under the Act and/or all applicable state securities laws; or (ii) the Shareholders shall have first delivered to Issuer a written opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Issuer, to the extent that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

(c)	Investment Intent. The Shareholders are acquiring the Exchange Stock for Investment purposes only, without a view for resale or distribution thereof.

(d)	Legend. The Shareholders understands that the certificates representing the Exchange Stock will bear the following or similar legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, further pledged, hypothecated or otherwise disposed of in absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required.

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5.	DOCUMENTS TO BE DELIVERED AT CLOSING.

BY ISSUER: The following shall be delivered to the “Escrow Agent” in preparation for proper closing of the transaction as contemplated by this Agreement:

(1)	Resolution of the Board of Directors authorizing the issuance of a certificates for the number of shares to be delivered to Shareholders pursuant to this Agreement.

(2)	Certificates for the number of Issuer shares to be registered in the name of the Shareholders.

(3)	Such other resolutions of Issuer directors as may reasonably be required by Company and the Shareholders.

(4)	Such other agreements relating to the transaction as may reasonably be required by the Company or the Shareholders.

(5)	Receipt from the Issuer of all due diligence materials requested by the Company or its representatives, in a form satisfactory to the Company in its sole discretion.

BY THE COMPANY AND THE SHAREHOLDERS: The following shall be delivered to the “Escrow Agent” in preparation for proper closing of the transaction contemplated by this Agreement:

(1)	Certificates evidencing the Company Shares that shall be executed for transfer and cancellation (and in exchange for the Issuer’s shares as listed accordingly under Exhibit “A” to this Agreement) by each respective Shareholder, and such properly executed stock powers (under a gold medallion signature guarantee) as are required in order to transfer to Issuer good and marketable title to the Company Shares.

(2)	Copies of the basic corporate records, Articles of Incorporation and Bylaws. Company shall retain all other records at its current principal address.

(3)	Such other resolutions of Company and the Shareholders and/or directors as may reasonably be required by Issuer.

(4)	Such other agreements relating to the transaction as may reasonably be required by the Issuer.

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6.	ARBITRATION.

Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Las Vegas, Nevada in accordance with the Commercial Rules of the American Arbitration Association then existing. The arbitrator assigned shall have authority and power to decide all arbitratible issues. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorney’s fees from the non- prevailing party.

7.	POST-CLOSING AGREEMENTS.

i.	Further Assurances. The Parties shall execute such further documents and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

ii.	Indemnification of Directors and Officers. For at least seven (7) years after the Closing Date, Issuer shall: (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer’s Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and ByLaws and applicable law as in effect immediately prior to the Closing Date.

8.	MISCELLANEOUS.

i.	Captions and Headings. The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.	No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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iii.	Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of any thing required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

iv.	Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

v.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vii.	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

Shareholders and Company

Carter Matzinger, President

10624 S Eastern Ave

Suite A-910

Henderson, Nevada 89052

Issuer

Clinton W. Coldren, President

11005 Anderson Mill Road

Austin, Texas 78750

vi.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(END OF PAGE-Signatures on the next page)

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IN WITNESS WHEREOF, the undersigned has executed this Agreement this 24th day of April, 2015.

FOR THE ISSUER

North American Energy Resources, Inc. (the “Company”)

/s/ Clinton Coldren
Clinton Coldren (Apr 28, 2015)
Clinton W. Coldren, President of the Company

FOR THE COMPANY

KSIX Media, Inc. (the “Issuer”)

/s/ Carter Matzinger
Carter Matzinger (Apr 28, 2015)
Carter Matzinger, President of the Issuer

FOR THE COMPANY SHAREHOLDERS

/s/ Carter Matzinger	/s/ Ted D. Campbell II
Carter Matzinger (Apr 28, 2015)	Ted D, Campbell II (Apr 28, 2015)
Carter Matzinger, Personally	Ted D. Campbell II, Personally
Shareholder Name: Carter Matzinger	Shareholder Name: Ted D. Campbell II
# of Company Shares Owned: 20,000,000	# of Company Shares Owned: 500,000
Certificate #: T1001	Certificated #: T1004

/s/ Edwin F. Winfield	/s/ Vincent Sbarra
Edwin F. Winfield (Apr 28, 2015)	Vincent Sbarra (Apr 28, 2015)
Edwin Winfield, Personally	Vince Sbarra, President
Name of Shareholder: Edwin Winfield	Name of Shareholder: Street Capital
# of Company Shares Owned: 1,000,000	# of Company Shares Owned: 100,000
Certificate #: T1002	Certificate #: T1005

/s/ Edwin F. Winfield
Edwin F. Winfield (Apr 28, 2015)
Edwin Winfield, Manager
Name of Shareholder: 360 Digital, LLC
# of Company Shares Owned: 1,000,000
Certificate #: T1003

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EXHIBIT “A”

EXCHANGE TABLE AND DELIVERY OVERVIEW

Name of Shareholder	Address of Shareholder	KSIX Media, Inc. (Nevada Corporation) Common Stock Exchanged by Shareholder (“Company Shares”)	North American Energy Resources, Inc. (Nevada Corporation) Common Stock Received by Shareholder (“Exchange Stock.”)

Carter Matzinger	10624 South Eastern Suite A-910 Henderson, Nevada 89052	20,000,000	24,778,761

Edwin Winfield	1771 E. Flamingo Rd., Suite 206a Las Vegas, Nevada 89119	1,000,000	1,238,938

360 Digital, LLC	1771 E. Flamingo Rd., Suite 206a Las Vegas, Nevada 89119	1,000,000	1,238,938

Ted D. Campbell II	120 South Crockett Street Sherman, Texas 75090	1,000,000	619,469

Street Capital	300 Colonial Center, Suite 300 Roswell, GA 30076	100,000	123,894

	Column Totals (Common Stock)	22,600,000	28,000,000

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